Exhibit 4.2

Date:

Name of investor:

Contact details of investor:

To: TopSpin Medical, Inc. (the “Company”)
1.	I hereby undertake to the Company irrevocably to purchase Shares of Common Stock of the Company and Series 3 Warrants of the Company (together: “the Securities”) in Units, each Unit consists of 2 Shares of Common Stock and 1 Series 3 Warrant, in the quantity to be issued for me as will be decided by the Company on , 2007, or on such other date which will be decided by the Company, as detailed below:

Number of requested Units: ___at a price of 1.586 NIS per Unit. Total consideration: ___NIS.
I will pay to the Company on June 5, 2007, the consideration for the Units that the Company will agree to sell to me up to the requested number of units, according to the receipt form to be delivered to me by the Company.

2.	I understand that the actual number of Units to be sold by the Company to me may be smaller than the number of Units requested by me. I also agree that the Company will have the right to change the timing of selling the Units and the total number of Units the Company will sell up to 26,500,000.

3.	☐ I declare that I am an investor as described in the first supplement to the 1968 Israeli Securities Law regarding section 15a(b)(1), and that the units that will be sold to me will be sold to me in accordance with section 15a(a)(7) to the 1968 Israeli Securities Law.

4.	In accordance with the 1968 Israeli Securities Law and section 5 of the securities regulations 2000 (details regarding sections 15a to 15c to the Israeli Securities Law), there are limitation of resale of the securities and the shares underlying the Series 3 Warrants.

5.	The Company does not make an undertaking to list the Series 3 Warrants for trade in the Tel Aviv Stock Exchange (“TASE”). Nevertheless, and without being an obligation of the Company, the Company will make best efforts to list Series 3 Warrants for trade in TASE by filing a prospectus to the Israeli Securities Authority and the TASE based on the Company Q1/2007 financial statements, subject to all applicable law.

6.	Immediately after the issuance of Series 3 Warrants, the Company will make its best efforts to list the Series 3 Warrants as a non-registered security with the TASE clearing house for getting trade clearing services, subject to the applicable approvals of the Israeli

Securities Authority and/or the TASE and/or the TASE clearing house and/or any other required authority.
7.	As of today I have the following holdings in the company securities:

Share of Common Stock:
Series 1 Warrants:
Series A Bonds:
Series 2 Warrants:
8.	I confirm that not filling the above section 9 will be considered a declaration that I do not hold as of today and securities of the Company.
9.	I hereby declare that I am not an “interested party” as defined in section 270(5) to the Israeli Company Law 1999. In addition, I declare that as of today, there are no agreements, orally or in writing, between me and other shareholders of the Company or other investors in this offering, regarding the purchase or sale securities of the Company or the voting rights in the Company.
10.	The issuance of the Securities and the payment of the consideration will be done immediately after getting the TASE approval for the listing of the Shares of Common Stock and the shares underlying the Series 3 Warrants.

Date:
Name:
Signature:

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ACCEPTED BY:
TOPSPIN MEDICAL, INC.
We hereby receive your request for purchasing Units in a price of 1.586 NIS per Unit, each Unit consists of 2 Shares of Common Stock and 1 Series 3 Warrant, for the following number of Units:

Number of Units to be sold:

Aggregate Purchase Price:
In addition, see attached the prospectus filed with the US Securities and Exchange Commission (“SEC”) for the registration of the Securities with the SEC and that became effective on June 4, 2007.

Signature of Authorized Signatory:

Name of Authorized Signatory:	Eyal Kolka

Position of Authorized Signatory:	Chief Financial Officer & Secretary

Date of Acceptance:

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